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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER INCREASES SHARE PURCHASE PROGRAM
Business Model Strategic Positioning Principally Accomplished

        GREENWOOD VILLAGE, Colo.—September 13, 2004—CIBER, Inc. (NYSE: CBR) today announced its Board of Directors has approved increasing its share purchase program by 1,500,000 shares, the largest open-market purchase authorization increase in over five years.

        "We have spent the last three years greatly repositioning our business model. The addition of Novasoft AG caps our most active year ever and significantly completes the acquisition portion of the strategies we set out to achieve in 2001. With this done, we are turning most efforts to increased organic growth and we will predominantly use our cash flow to pay down debt and purchase shares into treasury," said Mac Slingerlend, CIBER's President and Chief Executive Officer.

        "As the curtain came down on Y2K issues, the dotcom hype and overall reduced IT spending, we recognized the need to aggressively reposition our strategies. A series of major steps were needed to accomplish this. Beginning in October 2001, we embarked to be not only more solutions than staffing oriented, but to be more public sector and European oriented as well. We began in October 2001 by acquiring various Metamor entities out of PSI Net's bankruptcy, adding to our public sector revenues, both state & local and federal. In May 2002, we added Decision Consultants, Inc., a custom solutions player with critical mass in several markets. In January 2003, we added ECsoft Group Plc, a pan-European quality consultancy to our Dutch operations, and in June 2003 we added AlphaNet Solutions, an infrastructure services and hosting capable firm that complemented our Edison, NJ operations.

        "After a smaller purchase in January 2004 of FullTilt, Inc.'s services business, we acquired SCB computer Technology, Inc. in March. SCB's revenues were 85 percent public sector, with the majority being federal government solutions. We went back to Europe in May 2004, acquiring Ascent Technology, Ltd. of Leichester, United Kingdom, middle-market ERP player with long-term recurring revenues. Lastly, on August 28, 2004, we announced the purchase of a majority interest in Novasoft, with a compulsory offer for minority interests to follow later this fall," continued Slingerlend.

        "Collectively, since October 2001, we have added approximately $500 million in revenues, and we have moved our business model from approximately 90 percent commercial sector to approximately 65 percent; from 99 percent domestic to approximately 75 percent; from over 60 percent staffing to approximately 25 percent staffing; and from approximately 25 percent ERP to approximately 20 percent ERP, but with a much more robust SAP component. The hard work of many folks made this happen.

        "We have not only repositioned our business model, we have steadily added to our operating margins, earnings and EPS during the last 36 months. It is now our intent to focus even more on organic growth and use of cash flow to strengthen our balance sheet and reduce our shares outstanding. As to share purchases, this open-market authorization is the largest we have approved since 1999 and will help offset the potential dilution from our December 2003 convertible debt offering. We have purchased over six million shares into treasury in the last twelve months alone. We obviously think our shares are a good investment for our shareholders," concluded Slingerlend.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 U.S. offices, 18 European offices and three offices in Asia. With offices in 14 countries, annualized revenue run rate of approximately $925 million and approximately 8,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc. Copyright© 2004. All rights reserved.

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CIBER INCREASES SHARE PURCHASE PROGRAM Business Model Strategic Positioning Principally Accomplished